                              ______________, 2003

Board of Trustees
The UBS Funds
One North Wacker Drive
Chicago, Illinois 60606

Board of Trustees
UBS Mutual Funds Securities Trust
51 West 52nd Street
New York, New York 10019

     Re:  Agreement and Plan of Reorganization  (the "Agreement") made as of the
          ____ day of ______,  2003,  by and between The UBS Funds,  a statutory trust created  under the laws of the State of Delaware (the  "Trust"), on behalf of its  series,  the UBS U.S.  Small  Cap  Growth  Fund (the
          "Acquiring  Fund"),  and the UBS  Mutual  Funds  Securities  Trust,  a
          statutory  created  under  the  laws of the  State  of  Delaware  (the
          "Securities  Trust"),  on  behalf  of its  series,  the  UBS  Enhanced
          Nasdaq-100 Fund (the "Acquired Fund")

Gentlemen:

     You have  requested  our  opinion  concerning  certain  federal  income tax consequences of the reorganization of the Acquired Fund (the  "Reorganization"), which will  consist  of:  (i) the  acquisition  by the  Trust,  on behalf of the
Acquiring Fund, of substantially all of the property, assets and goodwill of the
Acquired Fund, in exchange solely for shares of beneficial interest,  $0.001 par value, of (a) Acquiring  Fund-Class A shares  ("Acquiring Fund Class A Shares"),
(b)  Acquiring  Fund-Class  B shares  ("Acquiring  Fund  Class B  Shares"),  (c)
Acquiring  Fund-Class  C  shares  ("Acquiring  Fund  Class C  Shares"),  and (d)
Acquiring Fund-Class Y shares ("Acquiring Fund Class Y Shares" and together with
Acquiring Fund Class A Shares,  Acquiring Fund Class B Shares and Acquiring Fund
Class C Shares,  the "Acquiring Fund Shares" which are voting  securities),  and the  assumption  by the Trust,  on behalf of the  Acquiring  Fund, of all of the liabilities of the Acquired Fund;  (ii) the  distribution  of (a) Acquiring Fund
Class A  Shares  to the  shareholders  of Class A shares  of the  Acquired  Fund
("Acquired  Fund  Class A  Shares"),  (b)  Acquiring  Fund Class B Shares to the
shareholders  of Class B shares of the  Acquired  Fund  ("Acquired  Fund Class B
Shares"),  (c)  Acquiring  Fund  Class C Shares to the  shareholders  of Class C shares of the Acquired Fund ("Acquired Fund Class C Shares"),  and (d) Acquiring
Fund Class Y Shares to the  shareholders  of Class Y shares of the Acquired Fund
("Acquired Fund Class Y Shares," and together with Acquired Fund Class A Shares,
Acquired  Fund Class B Shares and Acquired  Fund Class C Shares,  the  "Acquired
Fund Shares"),  according to their respective interests, in complete liquidation of the Acquired Fund; and (iii) the dissolution of the Acquired Fund, as soon as practicable after the Closing of the Reorganization, all upon and subject to the terms and conditions of this Agreement.

     In  rendering  our  opinion,  we have  reviewed  and relied  upon:  (a) the
Agreement,  made as of the __ day of ____,  2003,  by and between the Trust,  on behalf  of the  Acquiring  Fund,  and the  Securities  Trust,  on  behalf of the
Acquired Fund; (b) the proxy materials  provided to shareholders of the Acquired
Fund in connection with the Special  Shareholders'  Meeting of the Acquired Fund
held  on  _________,   2003;   (c)  certain   representations   concerning   the
Reorganization made to us by the Trust, on behalf of the Acquiring Fund, and the
Securities  Trust, on behalf of the Acquired Fund, in a letter dated  _________,
2003 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate  minutes we deemed relevant or  appropriate;  and (e) such statutes, regulations,  rulings and decisions as we deemed material in rendering this  opinion.  All terms used herein,  unless  otherwise  defined,  are used as defined in the Agreement.

     For purposes of this  opinion,  we have assumed that the Acquired  Fund, on the Closing of the  Reorganization,  satisfies,  and  immediately  following the
Closing,  the  Acquiring  Fund will  continue to satisfy,  the  requirements  of
Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"),  for qualification as a regulated investment company.

     Based on the foregoing,  and provided the  Reorganization is carried out in accordance with the applicable  laws of the State of Delaware,  the terms of the
Agreement and the statements in the Representation Letter with regard to matters of fact,  it is our opinion  that:  While not free from doubt under current law, the acquisition by the Acquiring Fund of substantially all of the assets and the assumption of the  liabilities  of the Acquired Fund in exchange  solely for the
Acquiring Fund Shares,  followed by the distribution by the Acquired Fund to its shareholders  of the  Acquiring  Fund  Shares  in  complete  liquidation  of the
Acquired Fund,  should result in the recognition of gain or loss to the Acquired
Fund and to its shareholders for federal income tax purposes under Sections 1001 and 331 of the Code, but not to the Acquiring Fund and its shareholders.

     Our opinion is based upon the Code,  the applicable  Treasury  Regulations, the present positions of the Internal Revenue Service (the "Service") as are set
forth  in   published   revenue   rulings   and  revenue   procedures,   present
administrative positions of the Service, and existing judicial decisions, all of which are subject to change either  prospectively  or  retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the Closing of the Reorganization.

     Our opinion is conditioned  upon the performance by the Trust, on behalf of the Acquiring Fund, and the Securities Trust, on behalf of the Acquired Fund, of their undertakings in the Agreement and the  Representation  Letter. Our opinion is limited to the transactions incident to the Reorganization  described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto)
on  any  other  transaction  and/or  the  effect,  if  any,  of any  such  other transaction on the Reorganization.

     This opinion is being rendered to the Trust,  on behalf of its series,  the
Acquiring Fund and the Securities  Trust, on behalf of its series,  the Acquired
Fund, and may be relied upon only by such funds and the shareholders of each. We hereby  consent to the use of this  opinion  as an  exhibit to the  Registration
Statement  of the  Acquiring  Fund on Form  N-14,  and any  amendments  thereto, covering  the  registration  of the  shares  of the  Acquiring  Fund  under  the
Securities Act of 1933, as amended, to be issued in the Reorganization.

                                 Very truly yours,

                                 STRADLEY, RONON, STEVENS & YOUNG, LLP

                                 By:
                                      ------------------------------------------
                                                            , a partner